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                                                                    EXHIBIT 8.1

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                April 28, 1998

(213) 229-7000                                                    C 42208-00104

OHM Corporation
16406 U.S. Route 224 East
Findlay, Ohio 45840

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as counsel to International Technology Corporation in connection with the Registration Statement (Registration No. 333-46183) on Form S-4 filed with the Securities and Exchange Commission on February 12, 1998, as amended (the "Registration Statement"), and hereby confirm to you that in our opinion the disclosure set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement, insofar as it relates to United States federal income tax matters currently applicable to
(i) OHM Corporation or (ii) the shareholders of OHM corporation described therein, discloses all the material tax consequences of the Merger (as that term is defined in the Registration Statement), subject to the assumptions and qualifications set forth under such heading.

  We hereby consent to the filing with the Securities and Exchange Commission of this letter as Exhibit 8.1 to the Registration Statement and to the references to this firm in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ Gibson, Dunn & Crutcher LLP
                                          _____________________________________
                                          Gibson, Dunn & Crutcher LLP